Exhibit 2.2

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made and entered into as of June 16, 2008 by and among MXL Operations, Inc., a Pennsylvania corporation (the “Company”), MXL Industries, Inc., a Delaware corporation (“Stockholder A”) and Matthew B. Bess, Sean R. Bitts, James A. Eberle, Lawrence R. Swonger, and Finley Holdings, LLC (the “Other Company Stockholders”).

WHEREAS, in connection with the sale to the Company of the certain portions of the Business (as that term is defined in that certain Asset Purchase Agreement of even date herewith) Stockholder A has purchased and the Company has issued 2,000 shares of the Class B Common Stock of the Company (the “Shares”), constituting 40.95% of the issued and outstanding Common Stock of the Company, to Stockholder A.

WHEREAS, in connection with the acceptance of the Shares by Stockholder A, the Company has agreed to register the Shares upon the terms and conditions set forth herein and the Other Company Stockholders have agreed to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Section 1              Definitions.

“Account” shall mean an individual retirement account of an Employee Stockholder under an Eligible Retirement Plan.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act and shall also include the heirs and legal representatives of any non-corporate Party.

“Bank Agreement” shall mean the Credit Agreements dated June 19, 2008 by and between the Buyer Entities and Union National Community Bank, as amended from time to time.

“Buyer Entities” shall mean the Company, MXL Leasing, LP and MXL Realty, LP.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the issued and outstanding shares of Class A and Class B common stock of the Company in the aggregate without regard to the Voting Rights Differences.

“Eligible Retirement Plan” shall mean any individual retirement account described in Code §408(a), an individual retirement annuity described in Code §408(b), a qualified trust described in Code §401(a), an annuity plan described in Code §403(a), or an annuity contract described in Code §403(b).

“Employee Stockholders” shall mean Matthew B. Bess, James A. Eberle, Lawrence R. Swonger, Sean R. Bitts, and any other person admitted as an Employee Stockholder of the Company in accordance with this Agreement.

“Encumbrances” shall mean any mortgage, pledge, lien, charge, security or other third party interest.

“ERISA” shall mean the Employee Retirement Income Security Act; as amended and al rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934; as amended and all rules and regulations promulgated thereunder.

“Fair Market Value” shall, solely for purposes of Section 7, mean, as of any date of determination, with respect to the Common Stock of any Other Company Stockholder, the Other Company Stockholder’s Percentage Interest multiplied by the net book value of the Company as shown on the balance sheet of the Company for the most recently completed fiscal year of the Company as determined by the Company’s regularly-employed independent certified public accountants, adjusted to reflect all profits, losses, results of operation, contributions and other adjustments required by generally accepted accounting principles since the end of such fiscal year to the date of valuation; provided, however, that the fair market value of any real estate or equipment owned by the Company shall be substituted for the book value of the real estate or equipment.  In determining the fair market value of real estate or equipment, the Company’s accountants shall use either the Company’s lender’s appraiser or shall select a qualified appraiser, which appraiser may be a qualified appraiser who is part of or affiliated with the Company’s independent accounting firm so long as the Company’s accountant reasonably believes such appraiser can perform his appraisal without bias for or against any involved Person.  If the Company has an appraisal (including for banking purposes) not more than eighteen (18) months old, such appraisal may be used in the accountant’s discretion.  The fees and expenses incurred in connection with the appraiser’s determination of fair market value of the real estate and equipment shall be paid by the Company.

“Indebtedness” shall mean obligations for borrowed money.

“Percentage Interest” of each Stockholder shall be based upon the ownership of the Class A and Class B Common Stock of the Company considered as a single class, as reflected on the books and records of the Company and without regard to the Voting Rights Differences.

“SEC” means the US Securities and Exchange Commission.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to a sale of Shares.

“Securities Act” shall mean the Securities Act of 1933; as amended and all rules and regulations promulgated thereunder.

“Stockholders” shall mean Stockholder A, the Other Company Stockholders and any other person who becomes the owner of Common Stock in compliance with the terms of this Agreement.

“Voting Rights Differences” shall mean the fact that Class A Common Stock is entitled to one vote per share on all matters as to which a stockholder vote is required or permitted under this Agreement or any applicable law while Class B Common Stock is not entitled to vote with respect to any such matter.

“Stock Holding Period” shall mean the period commencing on the date of this Agreement and ending on the date upon which Stockholder A no longer has beneficial ownership of any of the Shares or equity securities into which the Shares have been converted.

Section 2              Representations and Warranties of the Company and the Other Company Stockholders.

(a)           The Company represents and warrants to Stockholders as follows:

(i)           The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is in good standing under the laws of such jurisdiction.  The Company has the requisite corporate power to own and operate its property and assets and to carry on its business as presently conducted or as proposed to be conducted.

(ii)           All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the authorization, sale, issuance and delivery of the Shares has been duly and validly taken.  The Shares are validly issued, fully paid and non-assessable.  The issuance of the Shares does not give rise to any preemptive rights or rights of first refusal on behalf of any person.

(iii)           The execution and delivery of this Agreement, and the performance and consummation of the transactions contemplated hereby, will not conflict with, or result in any violation of, or default under, or give rise to an acceleration of any obligation or the loss of a material benefit under, any other agreement or instrument applicable to the Company or its properties or materially impair or restrict the Company’s power to perform its obligations as contemplated by this Agreement.

(iv)           The authorized equity securities of the Company consist of 50,000 shares of Class A Common Stock with no par value, and 50,000 shares of Class B Common Stock, with no par value; of which 6 shares of Class A Common Stock and 4,878 shares of Class B Common Stock are duly issued and outstanding, and owned of record and beneficially as set forth on Exhibit A hereto.  The privileges, rights and interest represented by each issued and outstanding share of Class A Common Stock and Class B Common Stock, including without limitation the right to receive dividends or distributions of any kind, is identical in all respects except for the Voting Rights Differences.  Each of the Other Company Stockholders are the record and beneficial owners and holders of the shares owned by each of them, free and clear of all encumbrances.  Except as set forth in this Agreement or the Put and Call Agreement, there are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company.  None of the outstanding Common Stock was issued in violation of the Securities Act or any other legal requirement.  The Certificate of Incorporation and Bylaws of the Company are attached hereto as Exhibit B.

(v)           There are no contracts, understandings, courses of dealings, obligations, rights or liabilities (whether or not evidenced in writing) by and between the Company and the Other Company Stockholders, or their Affiliates, in connection with the Common Stock other than as contained in this Agreement and in the Put and Call Agreement.

(b)           Each Other Company Stockholder individually warrants to the Company and Stockholder A as follows:

(i)           To the extent applicable, all action on the part of the Other Company Stockholder necessary for the authorization, execution, delivery and performance of this Agreement has been duly and validly taken.

(ii)           The execution and delivery of this Agreement, and the performance and consummation of the transactions contemplated hereby, will not conflict with, or result in any violation of, or default under, or give rise to an acceleration of any obligation or the loss of a material benefit under, any other agreement or instrument applicable to the Other Company Stockholder or its properties or materially impair or restrict the Other Company Stockholder’s power to perform its obligations as contemplated by this Agreement.

(iii)           The Other Company Stockholder understands that (i) the Shares are “restricted securities” under the Securities Act and may not be resold without either registration or an applicable exemption from registration under the Securities Act and (ii) the Company is under no obligation to register the Shares except to the extent provided in this Agreement.

(iv)           Each of the Other Company Stockholders are the record and beneficial owners and holders of the shares owned by each of them, free and clear of all encumbrances.  Except as set forth in the this Agreement or Put and Call Agreement, there are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company.

(v)           There are no contracts, understandings, courses of dealings, obligations, rights or liabilities (whether or not evidenced in writing) by and between the Company and the Other Company Stockholders, or their Affiliates, in connection with the Common Stock other than as contained in this Agreement and in the Put and Call Agreement.

Section 3              Representations and Warranties of Stockholder A.

Stockholder A represents and warrants to the Company and the Other Company Stockholders as follows:

(a)           Stockholder A is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of such jurisdiction.  Stockholder A has the requisite corporate power to own and operate its property and assets and to carry on its business as presently conducted or as proposed to be conducted.

(b)           All corporate action on the part of Stockholder A necessary for the authorization, execution, delivery and performance of this Agreement has been duly and validly taken.

(c)           The execution and delivery of this Agreement, and the performance and consummation of the transactions contemplated hereby, will not conflict with, or result in any violation of, or default under, or give rise to an acceleration of any obligation or the loss of a material benefit under, any other agreement or instrument applicable to Stockholder A or its properties or materially impair or restrict Stockholder A’s power to perform its obligations as contemplated by this Agreement.

(d)           Stockholder A is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(e)           Stockholder A understands that (i) the Shares are “restricted securities” under the Securities Act and may not be resold without either registration or an applicable exemption from registration under the Securities Act and (ii) the Company is under no obligation to register the Shares except to the extent provided in this Agreement.

Section 4              Tag-Along Rights.

(a)           Subject to Section 4 (f), prior to the end of the Stock Holding Period, the Other Company Stockholders agree that they shall not, directly or indirectly, sell or otherwise dispose of any shares of Common Stock unless the terms and conditions of such sale or other disposition shall include an offer to Stockholder A by the third party purchasing such shares to include, at the option of Stockholder A, the purchase by said third party of the Shares on the same terms and conditions; and without regard for the Voting Rights Differences.  In the event the Other Company Stockholders are selling less than all of the shares of Common Stock held by them, the obligation to obtain an offer from the third party for the Shares under the previous sentence shall be limited to a percentage of the Shares equal to the percentage of the total number of shares of Common Stock held by the Other Company Stockholders (computed in the aggregate) which are being sold or otherwise disposed of to said third party.

(b)           The Other Company Stockholders, or any one or more of them, that intends to accept an offer to sell or otherwise dispose of any of their shares of Common Stock under Section 4 (a) shall immediately give notice to Stockholder A.  Such notice shall be accompanied by a true and correct copy of the third party offer which identifies the third party, the number of shares the third party intends to purchase or otherwise acquire from the Other Company Stockholders, the price and other terms and conditions of the offer to the Other Company Stockholders and a binding commitment from the third party to purchase the Shares to the extent required by Section 4 (a) above.  Stockholder A shall have 15 business days to accept the third party offer with respect to the Shares.   If Stockholder A accepts the offer, the sale and purchase of the Shares shall take place concurrently with the related sale and purchase by the Other Company Stockholders.  If Stockholder A does not accept the offer within the time limit contained in this Section 4 (b), all rights to sell Shares to the third party shall be deemed to have been waived; provided that said sale of other disposition of shares by the Other Company Stockholders takes place on the terms set forth in the aforesaid notice within 30 business days after the last day on which Stockholder A could have accepted such third party offer.   In the event the third party shall amend its offer, Stockholder A shall receive a notice disclosing such amendment and the offer required by Section 4 (a) above shall be amended identically and remain open for acceptance for 15 business days from the date notice of such amendment is received by Stockholder A.

(c)           If Stockholder A shall have accepted the offer of the third party with respect to the Shares under this Section 4, the sale of the Shares and the Common Stock being sold by the Other Company Stockholders shall take place contemporaneously.  If for any reason, the third party fails or refuses to purchase the Shares to the full extent required to be purchased pursuant hereto, the Other Company Stockholders shall not sell or otherwise dispose of any of their shares of common stock of the Company.

(d)           If one or more of the Other Company Stockholders are permitted by this Section 4 to sell some or all of their shares of Common Stock, in a transaction which will not cause the Stock Holding Period to end contemporaneously with the consummation of such transaction, the Other Company Stockholder(s) may only sell such shares of common stock if the purchaser(s) thereof agrees in writing to be bound by the terms of this Agreement.

(e)           The Company and its transfer agent are hereby authorized and directed to refuse to record on the books of the Company or otherwise recognize for any purpose any transfer of its common stock which does not comply with the terms of this Section 4.

(f)           The provisions of this Section 4 shall not be applicable to a sale or other disposal of shares of the Common Stock by the Other Company Stockholders (i) to one or more Affiliates (providing that such Affiliates agree to be bound by the terms of this Agreement as an “Other Company Stockholder”) or (ii) in a transaction subject to Section 5 below.

Section 5              Registration Rights.

Section 5              Registration Rights.

(a)           The Company shall notify Stockholder A at least 15 business days prior to the filing of any registration statement under the Securities Act for a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company) and will afford Stockholder A an opportunity to include in such registration statement all or part of the Shares.   Such notice shall (i) offer Stockholder A the opportunity to register such number of Shares as it may request and (ii) describe such securities and specify the form and manner and other relevant facts involved in such proposed registration (including, without limitation, if known, the price at which such securities are reasonably expected to be sold to the public, whether or not such registration will be in connection with an underwritten offering and, if so, the identity of the managing underwriter, whether such underwritten offering will be pursuant to a "best efforts" or "firm commitment" underwriting, and the amount of the underwriting discount reasonably expected to be incurred in connection therewith).  If Stockholder A desires to include in any such registration statement all or part of the Shares, it shall, within 15 business days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the number of Shares which Stockholder A requests to be included in such registration and its intended method of disposition of the Shares.  If Stockholder A decides not to include all of its Shares in any registration statement filed by the Company, it shall nevertheless continue to have the right to include any Shares in any subsequent registration statement or registration statements as may be filed by the Company, all upon the terms and conditions set forth herein and the rights contained in the Put and Call Agreement and Section 4 shall continue to apply with respect to any Shares continued to be held by Stockholder A.

(b)           If the registration statement under which Stockholder A gives notice under this Section 5 is for an underwritten offering,  Stockholder A's right to be included in a registration pursuant to this Section 5 shall be conditioned upon its participation in the underwriting and its entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 5, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten (including the Shares), then the Company shall so advise Stockholder A, and the number of securities that may be included in the underwriting shall be allocated on a pro rata basis based on the total number of Shares requested to be sold by Stockholder A and the total number of shares of common stock of the Company requested to be sold by the Company and the Other Company Stockholders.  If Stockholder A disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement. Any Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)           The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 5 prior to the effectiveness of such registration whether or not Stockholder A has elected to include securities in such registration.

(d)          All expenses incurred in connection with any registration pursuant to Section 5 shall be borne by the Company, except Selling Expenses, which shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.

(e)           Whenever registering any Shares, the Company shall, as expeditiously as reasonably possible:

(i)           Prepare and file with the SEC a registration statement with respect to such Shares and use its commercially reasonable efforts to cause such registration statement to become effective.

(ii)          Prepare and file with the SEC such amendments (including post-effective amendments and supplemental opinions of counsel, if required) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for a commercially reasonable period.

(iii)         Use its commercially reasonable efforts to register and qualify the Shares covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as Stockholder A shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable Stockholder A to consummate the disposition of the Shares in such jurisdictions.

(iv)         Notify Stockholder A, at any time when a prospectus relating to the Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(v)          Within a reasonable time before each filing of the registration statement or any amendment or supplement thereto with the SEC, furnish to Stockholder A’s  counsel copies of such documents proposed to be filed, which documents shall be subject to the reasonable approval of such counsel, and further to provide such counsel any financial or other records as shall be necessary for such counsel to assist Stockholder A in exercising its due diligence with respect to the contents of the registration statement.

(vi)         Use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a registration statement and, if one is issued, immediately notify Stockholder A of the receipt of such notice and use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

(vii)        Otherwise use its commercially reasonable efforts to cooperate with the SEC and other regulatory agencies and take all reasonable actions and execute and deliver or cause to be executed and delivered all documents reasonably necessary to effect the registration of any securities under this Agreement.

(viii)       Provide a transfer agent and registrar for all Shares not later than the effective date of such registration statement.

(ix)          If such registration involves an underwritten offering, obtain and furnish a comfort letter, dated the effective date of such registration statement, and the date of the closing under the underwriting agreement, signed by the Company's independent public accountants and addressed to Stockholder A, in customary form and covering such matters as are customarily covered by comfort letters by independent public accountants in such public offerings and such other financial matters as Stockholder A may reasonably request.

(x)           If such registration involves an underwritten offering, furnish a legal opinion of the Company's counsel, dated the date of the closing under the underwriting agreement and addressed to Stockholder A, with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and other documents relating thereto, in customary form and covering such matters as are customarily covered by legal opinions of issuers' counsel in such public offerings.

(xi)         During the period when a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

(f)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 5 that Stockholder A shall furnish to the Company such information regarding Stockholder A and the Shares as shall be required to effect the registration of the Shares.

(g)            If any Shares are included in a registration statement under this Section 5:

(i)            To the extent permitted by law, the Company will indemnify and hold harmless Stockholder A, and its officers, directors, employees and agents, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations (collectively a "Violation") by the Company: (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (C) any Violation or alleged Violation by the Company of the Securities Act, the Exchange Act, or any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law in connection with the offering covered by such registration statement; and, subject to subsection (iii) below, the Company will pay as incurred to Stockholder A, its officers, directors, employees or agents any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action.

(ii)            To the extent permitted by law, Stockholder A will, if Shares are included in the securities as to which such registration is being effected, indemnify and hold harmless the Company, and its officers, directors, employees and agents, if any, who control the Company within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such person may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Stockholder A specifically for use in connection with such registration; and, subject to subsection (iii) below, Stockholder A will pay as incurred any legal or other expenses reasonably incurred by the Company or any such person in connection with investigating or defending any such loss, claim, damage, liability, or action if it is judicially determined that there was such a Violation; provided that in no event shall any indemnity obligation of Stockholder A under this Subsection (ii) exceed the net proceeds received by Stockholder A from the sale of Shares pursuant to such registration statement.

(iii)           Promptly after receipt by an indemnified party under this Section 5 (g) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6 (g), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 (g), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5 (g).

(iv)           If the indemnification provided for in this Section 5 (g) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages, or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage, or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by Stockholder A hereunder exceed the net proceeds from the offering received by Stockholder A. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5 (g) were determined by pro rata allocation or any other method of allocation which does not take into account the equitable consideration referred to in this subsection (iv).

(v)           The obligations of the Company and Stockholder A under this Section 5 (g) shall survive completion of any offering of Shares in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(h)           To the extent, any of the Shares are sold by Stockholder A pursuant to this Section 5,  prior to such sale the Company and the Other Company Stockholders agree to take all action necessary to amend the provisions of the Company’s Certificate of Incorporation to remove all Voting Rights Differences by giving voting rights to Class B Common Stock equal to that held by Class A Common Stock.

Section 6              Operations of the Company.

(a)           For the duration of the Stock Holding Period, Stockholder A shall have the right to designate one person (an “Advisory Director”) who shall receive notice of, and be permitted to attend, all meetings of the Board of Directors of the Company, and any committees of said Board of Directors and enter into all discussions undertaken at such meetings.  In addition, the Advisory Director shall have the right to call meetings of the Board of Directors, add agenda items to any such meeting of the Board of Directors and shall receive copies of any proposed Board of Director statements of consent simultaneously with the members of the Board of Directors.  The Advisory Director shall have all of the rights of a member of the Board of Directors except that he or she shall not have a vote on any matter before the Board and shall not have any fiduciary duty to the Company or the Stockholders.   The indemnification provisions contained in the Company’s Certificate of Incorporation and Bylaws and the protection afforded by any insurance provided for the benefit of members of the Board of Directors shall apply to the Advisory Director to the same extent as applicable to the members of the Board of Directors.

(b)           The Company will not take, and the Other Company Stockholders who hold or otherwise have voting rights with respect to Class A Common Stock shall not vote such shares of Class A Common Stock in favor or any of the following actions without first receiving the written approval of Stockholder A and such other authority as required by this Agreement, the Put and Call Agreement, the Certificate of Incorporation or Bylaws of the Company or any applicable law:

(i)             Issuing, repurchasing, canceling or redeeming any security, including any Indebtedness (other than the Bank Agreement or any other bank agreements which in the aggregate do not exceed $500,000 and which do not contain covenants or other restrictions on Stockholder A exercising its “put” rights under the Put and Call Agreement which are more restrictive than those contained in the Bank Agreement), any Indebtedness convertible into equity, or any other form of equity in the Company other than options or other equity interests issued under a plan approved pursuant to subsection (ii) below or as permitted in Section 7.

(ii)           Adoption of any plan pursuant to which equity interests in the Company in an aggregate amount equal to more than 10% of the Common Stock outstanding on the date hereof may be granted to directors, officers or employees of the Company.

(iii)           Any amendment to the Company’s Certificate of Incorporation or Bylaws which would alter or affect the capital structure or permitted capital structure of the Company or could otherwise adversely affect the rights of Stockholder A or the underlying value of the Shares.

(iv)           Executing or delivering any assignment for the benefit of creditors of the Company or the filing of any voluntary petition in bankruptcy or receivership with respect to the Company or taking actions to dissolve the Company.

(v)           Selling or otherwise disposing of any tangible or intangible assets, except in the ordinary course of business, having a value, individually or in the aggregate for any series of related transactions, in excess of $500,000 (provided that the sale of real estate or equipment shall be considered in the ordinary course of business and further provided that such sale is not to an Other Company Stockholder or an Affiliate and the net proceeds for such sale are used to purchase additional or replacement real estate or equipment to be utilized exclusively by the Company or reduce indebtedness incurred to purchase such additional or replacement real estate or equipment).

(vi)          Any transaction with the Other Company Stockholders or any of their Affiliates having a value during any fiscal year which individually or in the aggregate exceeds $50,000 except for compensation or other payments reasonably related to the performance of the Company and said employee’s performance and, in any event, reasonably based upon employee compensation for similarly situated companies in industries reasonably related to the Business provided that this subsection (vi) shall not apply to transactions with MXL Realty and/or MXL Leasing.

(vii)          The purchase, lease or other acquisition of any tangible or intangible asset that will not be used exclusively by the Company.

(c)           For the duration of the Stock Holding Period and for two years thereafter, none of Stockholder A nor any of the Other Company Stockholders will engage, directly or indirectly, in the manufacture, sale or distribution of optical plastics molding or precision coating products which are competitive with the products of the Company in any geographic area where the Business operates.

(d)           All transactions between the Company and any one or both of the other Buying Entities shall be at arms-length and, in the reasonable view of the president of the Company, upon terms and conditions no less favorable to the Company than could be obtained from an unaffiliated third party.

Section 7.             Transfer of Common Stock

(a)           The Stockholders shall not have the right to transfer their Common Stock except as otherwise specifically provided in this Agreement or the Put and Call Agreement.  A transfer shall include a voluntary or involuntary sale, exchange, assignment, gift, pledge, hypothecation, or other encumbrance or disposition (hereinafter a “Transfer”).  No transferee of Common Stock shall have any rights as a stockholder of the Company, unless the Transfer was made in accordance with this Agreement.

(i)           THE OWNERSHIP AND TRANSFERABILITY OF COMMON STOCK OF THE COMPANY ARE SUBSTANTIALLY RESTRICTED.  NEITHER RECORD TITLE NOR BENEFICIAL OWNERSHIP OF COMMON STOCK MAY BE TRANSFERRED OR ENCUMBERED EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.  THE COMPANY IS FORMED BY THOSE WHO KNOW AND TRUST ONE ANOTHER, WHO HAVE SURRENDERED CERTAIN MANAGEMENT RIGHTS, OR WHO WILL HAVE ASSUMED MANAGEMENT RESPONSIBILITY AND RISK BASED UPON THEIR RELATIONSHIP AND TRUST.  CAPITAL IS MATERIAL TO THE BUSINESS AND INVESTMENT OBJECTIVES OF THE COMPANY.  AN UNAUTHORIZED TRANSFER OF COMMON STOCK COULD CREATE A SUBSTANTIAL HARDSHIP TO THE  OTHER PARTIES TO THIS AGREEMENT, JEOPARDIZE ITS CAPITAL BASE, AND ADVERSELY AFFECT ITS TAX STRUCTURE.  THE RESTRICTIONS UPON OWNERSHIP AND TRANSFER UNDER THIS ARTICLE 7 ARE NOT INTENDED AS A PENALTY, BUT AS A METHOD TO PROTECT AND PRESERVE EXISTING RELATIONSHIPS BASED UPON TRUST AND THE COMPANY'S CAPITAL AND ITS FINANCIAL ABILITY TO CONTINUE.  THEREFORE, THE STOCKHOLDERS AGREE THAT NO STOCKHOLDER SHALL TRANSFER, OR PERMIT TO BE TRANSFERRED, ALL OR ANY PORTION OF HIS RECORD TITLE OR BENEFICIAL INTEREST IN COMMON STOCK OF THE COMPANY WHETHER NOW OR HEREAFTER ACQUIRED, EXCEPT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT OR WITH THE PRIOR WRITTEN CONSENT OF ALL OF THE PARTIES TO THIS AGREEMENT.

(ii)           Any attempted Transfer of any Common Stock not in accordance with the terms of this Agreement shall be null and void and shall not be reflected on the Company’s books; provided, however, that, if the Company is required to recognize a Transfer that is not otherwise permitted  then, the interest so Transferred shall be strictly limited to the transferor's rights to dividends and other distributions with respect to the Transferred interest, which distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

(iii)           Each  party to this Agreement hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the parties hereto.  Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

(b)           Transfers of Common Stock shall be subject to and made only in accordance with this Section 4, Section 5 and Section 7 and any purported Transfer to the contrary shall be null and void ab initio and shall not be recognized by or binding upon the Company.

(i)             Stockholder A may transfer all or any part of its Shares only if the transferee agrees in writing to be bound by this Agreement and the transferred Shares remain subject to the rights of the Buyer Entities under the Put and Call Agreement; provided that Stockholder A’s rights under Section 6 (a) and (b) and the Put and Call Agreement shall terminate unless the Transfer is approved by the holders of a majority of the Class A Common Stock.  For purposes of this Agreement, Stockholder A shall not be deemed to have transferred any part of its Shares pursuant to any sale or transfer involving (i) more than 50% of the outstanding voting power of Stockholder A; (ii) all or a substantial part of the assets of Stockholder A; (iii) the merger of Stockholder A with or into another entity; or (iv) a transaction with an Affiliate of Stockholder A.

(ii)            An Other Company Stockholder may Transfer all, or any part of his Common Stock if (A) the Transfer complies with Section 7 (e) of this Agreement and the transferee agrees in writing to be bound by this Agreement; or (B) such Other Company Stockholder shall have first obtained the written consent to such Transfer from the holders of a majority of the Class A Common Stock (and the holders of Class A Common Stock shall have complete discretion to approve or disapprove of any such Transfer), and the transferee agrees in writing to be bound by this Agreement; provided, however, that any transfer permitted under (A) or (B) above shall also comply with Articles 4 or 5, to the extent applicable.

(iii)           If the transferee agrees in writing to be bound by this Agreement, an Other Company Stockholder may Transfer all, or any part of his Common Stock, during life or at death, by sale, gift, bequest or otherwise to (A) his spouse; (B) his issue; (C) a trust, partnership or similar entity, if 80% or more of the beneficial interests therein are owned by the Other Company Stockholder and/or persons described in clauses (A) or (B) above; (D) a corporation, if 80% of the issued and outstanding stock is owned by the Other Company Stockholder and/or persons described in clauses (A) or (B) above; (E) his estate or (F) in the event the Other Company Stockholder is an Eligible Retirement Plan, to (I) an Account in any other Eligible Retirement Plan, (II) the participant/owner of the Account in such Eligible Retirement Plan or (III) the beneficiary or beneficiaries of the Account in such Eligible Retirement Plan provided that such beneficiary or beneficiaries are persons described in clauses (A), (B), (C) or (D) above as determined in relation to the participant/owner of the Account under such Eligible Retirement Account, provided, however, that, after the later of the date on which the Other Company Stockholder Transferring his Common Stock under this subparagraph (iii) ceases to be either employed by any Buyer Entity or serving in a material, advisory role to any Buyer Entity, any Class A Common Stock of the Company acquired by a person under this subparagraph (iii) shall be immediately converted to Class B Common Stock; provided that, if by the operation of this subparagraph or otherwise there are no shares of Class A Common Stock issued and outstanding, then the shares of Class B Common Stock shall be entitled to one vote per issued and outstanding share.  For purposes this subparagraph (iii), any Common Stock held in an Account by an Eligible Retirement Plan shall be deemed to have been transferred to such Eligible Retirement Plan by the Employee Stockholder who is a participant in such Eligible Retirement Plan and shall be subject to the limited rights set forth in this subparagraph and, to the extent applicable, the provisions of subparagraph 7 (f) (iv),  after the later of the date on which the participant ceases to be either employed by any Buyer Entity or serving in a material, advisory role to any Buyer Entity.

(iv)           All Stockholders may transfer its Common Stock pursuant to Section 5 without complying with Sections 4 or 7 and Stockholder A may transfer its Shares under Section 4 without complying with Section 7.

(c)           If any person acquires Common Stock or becomes an assignee in violation of the terms of this Agreement, as a result of an order of a court which the Company is required by law to recognize, or if a party to this Agreement makes an unauthorized transfer or assignment of Common Stock in violation of the terms of this Agreement, which the Company is required to recognize, including a transfer of a party's interest at death, the Company shall have the unilateral option to acquire the interest of the transferee or assignee, or any fraction or part thereof, upon the following terms and conditions:

(i)            The Company shall have the option to acquire the interest by giving notice to the transferee or assignee of its intent to purchase within ninety (90) days from the date it is finally determined that the Company is required to recognize the transfer or assignment.  The transferee or assignee shall sell such interest to the Company if the option is exercised upon the terms and conditions set forth herein.  In the case of an impermissible transfer at death, the transferee or assignee shall be deemed to be the decedent's personal representative.

(ii)            Unless the Company and the transferee or assignee agree otherwise, the purchase price for the Common Stock, or any fraction to be acquired by the Company, shall be its Fair Market Value, determined as of the last day of the month immediately preceding the month in which notice is delivered.

(iii)           Closing of the sale shall occur at the principal office of the Company at 10 o'clock a.m. on the first Tuesday of the month following the month in which the Fair Market Value is determined.

(iv)           In order to reduce the burden upon the resources of the Company, the Company shall have the option, to be exercised in writing delivered at closing, to pay its purchase money obligation in sixty (60) equal monthly installments  with interest payable at the applicable federal rate for mid-term obligations published by the United States Treasury Department.  The first installment shall be due and payable on the first day of the month following closing, and subsequent monthly installments, with accrued interest, shall be due and payable on the first day of each succeeding month until the entire amount of the obligations is paid.  The Company shall have the right to prepay all or any part of the purchase money obligation at any time without penalty.

(d)           If a party to this Agreement shall, or shall attempt to, sell, assign, transfer, pledge, subject to any security interest, or otherwise dispose of its Common Stock (except in a transaction permitted hereunder) without compliance with the requirements of this Section 7, such party shall indemnify and hold harmless the other parties to this Agreement against and from any and all liabilities, obligations, costs and expenses the other parties hereto may incur as a result of such failure.

(e)           In addition to the other limitations and restrictions set forth in this Section 7, except as permitted by Section 7 (b), no Other Company Stockholder shall Transfer all or any portion of its Common Stock (the “Offered Interest”) unless such Other Company Stockholder (the “Selling Stockholder”) first offers to sell the Offered Interest pursuant to the terms of this Section 7 (e).

(i)           No Transfer may be made under this Section 7 (e) unless the Selling Stockholder has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

(ii)           Prior to making any Transfer that is subject to the terms of this Section 7 (e), in addition to giving the notice required by and otherwise complying with Section 4, the Selling Stockholder shall give to the Company and each Other Company Stockholder written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Interest to the Other Company Stockholders and to the Company (the “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

(iii)           The Firm Offer shall be irrevocable for a period of time (the “Offer Period”) ending at 11:59 P.M., local time at the Company's principal place of business, on the ninetieth day following the day of the Offer Notice.

(iv) At any time during the first sixty (60) days of the Offer Period, any Offeree who is an Other Company Stockholder may accept the Firm Offer as to all or any portion of the Offered Interest, by giving written notice of such acceptance to the Selling Stockholder and Company which notice shall indicate the maximum interests that such Offeree is willing to purchase. In the event that within the first sixty (60) days of the Offer Period, Offerees (“Accepting Offerees”), in the aggregate, accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted and the Selling Stockholder shall comply with Section 4. Except as otherwise agreed by the remaining Stockholders, the right of the Accepting Offerees to purchase the interests covered by the Purchase Offer shall be allocated among the Accepting Offerees in proportion to their relative Percentage Interests in the Company. At any time after the sixtieth (60) day of the Offer Period, the Company may accept the Firm Offer as to any portion of the Offered Interest that has not been previously accepted by giving written notice of such acceptance to the Selling Stockholder. In the event that Accepting Offerees, including the Company, in the aggregate, accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted. If Offerees do not accept the Firm Offer as to all of the Offered Interest during the Offer Period, the Firm Offer shall be deemed to be rejected in its entirety.

(v)           In the event that the Firm Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer.  The Selling Stockholder and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this Section 7.  Any further transfer of the Offered Interest in the hands of the Accepting Offerees shall be subject to the restrictions on transfer contained in this Agreement, including without limitation Sections 4 and 5.

(vi)           If the Firm Offer is not accepted in the manner herein above provided, the Selling Stockholder may, subject to compliance with Section 4, sell the Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are applicable to sales of interests and are not expressly made inapplicable to sales occurring under this Section 7 (e).  In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 7 (e).

(f)           An Other Company Stockholder (and, in the case of subparagraphs (iii) and (iv), any Person to which an Other Company Stockholder’s Common Stock has been transferred under Section 7 (b) (iii)) shall be required to transfer the Stockholder’s Common Stock to the Company, or at the option of the Company, to the  Other Company Stockholders proportionately, or to a new stockholder, for the "Purchase Price" (hereafter defined) upon the occurrence of any of the following:

(i)           the entry of any order or decree of court incident to any proceeding for divorce, child support, division of marital property or similar proceeding requiring a transfer of all or any part of the Other Company Stockholder’s Common Stock;

(ii)           attachment or seizure in any legal proceedings of all or any part of the Other Company Stockholder’s Common Stock or entry of any charging order against an Other Company Stockholder’s Common Stock which is not being duly contested by the Partner in good faith;

(iii)           a material breach of this Agreement by the Other Company Stockholder;

(iv)           in the case of an Employee Stockholder, the involuntary termination of employment with the Company and/or the other Buying Entities.  For purposes of this provision, “involuntary termination” shall be termination of employment due to (A) the employee’s failure, without leave or approval of the Company and/or the other Buying Entities, to perform the employee’s duties reasonably assigned, from time to time, to such employee by the Company and/or the other Buying Entities, (B) employee’s fraud, misappropriation, embezzlement, willful misconduct, gross negligence, or any other acts in dereliction of employee’s duties and responsibilities to the Company and/or the other Buying Entities, (C) employee’s conviction of any criminal offense involving dishonesty or moral turpitude; (D) employee’s willful conduct that exposes the Company and/or the other Buying Entities to criminal liability (or significant regulatory action) under the laws of the Commonwealth of Pennsylvania or the United States; (E) employee’s violation of any law, rule or regulation that jeopardizes the business of employer; (F) employee’s misconduct or negligence that is injurious to the Company and/or the other Buying Entities, or (G) any other cause which would normally and reasonably constitute sufficient cause to terminate the employment of an employee in employee’s job classification.

Upon the occurrence of any of the foregoing events, such transferring Other Company Stockholder's Common Stock shall be deemed transferred, and thereafter the Other Company Stockholder or deceased Other Company Stockholder shall no longer be entitled to any of the benefits of being a holder of Common Stock of the Company, and shall be merely a creditor thereof to the extent of the Purchase Price.  The Purchase Price shall be the Fair Market Value of the Common Stock, as determined on the last day of the month immediately preceding the occurrence of the applicable event giving rise to the transfer.  The Purchase Price may be paid pursuant to the terms of Section 7 (c) (v) and closing for the transfer of the Common Stock shall occur on the first Tuesday of the month following the month in which the Fair Market Value is determined.

(g)           The restrictions of this Section 7 shall not apply to any transfer pursuant to the Put and Call Agreement or Section 5.  The purchase rights of the Other Company Stockholders under Section 7 (e) shall be limited to the non-selling Other Company Stockholders; provided that if such Other Company Stockholders and the Company fail to exercise such rights and Stockholder A has given written notice of its intent to exercise the rights granted thereunder, Stockholder A may exercise such rights.

(h)           To the extent that paragraph (f) of this Section 7 does not apply, after the later of the date on which an Other Company Stockholder (or, in the case where the Other Company Stockholder is an Eligible Retirement Plan, the participant/owner of an account under an Eligible Retirement Plan) ceases to be either employed by any Buyer Entity or serving in a material, advisory role to any Buyer Entity, any Class A Common Stock held by the Other Company Stockholder shall be immediately converted to Class B Common Stock; provided that, if by the operation of this subparagraph of otherwise there are no shares of Class A Common Stock issued and outstanding, then the shares of Class B Common Stock shall be entitled to one vote per issued and outstanding share.

Section 8              Employee Offering.  Notwithstanding any other provision herein, the parties hereto consent to the offering of 5,117 shares of Class B Common Stock of the Company for cash equal to $107.25 per share; provided that such offering is:

(a)           Made and completed on or before December 31, 2008;

(b)           Any Person purchasing Common Stock pursuant to such offering (i) is employed by any Buying Entity or serving as a material consultant to any Buying Entity (an “Authorized Person”) or (ii) an Eligible Retirement Plan for the Account of a participant/owner who is an Authorized Purchaser and agrees to bound by this Agreement as an Other Company Stockholder and an Employee Stockholder;

(c)           The offering does not preempt or adversely affect any rights of Stockholder A hereunder;

(d)           Upon completion of such offering, Stockholder A shall continue to own at least 19.9% of all outstanding Common Stock and other equity of the Company; and

(e)           In full compliance with ERISA and the Securities Act.

Section 9              General.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns; provided, that the Company may not assign any of its rights or obligations hereunder without the consent of the other Parties hereto and none of Stockholder A nor any of the Other Company Stockholders may assign any of its rights and obligations hereunder unless such assignment is in connection with a transfer of its equity interest in the Company in a transaction not prohibited by this Agreement and, prior to such assignment, the assignee agrees in writing to become bound by the terms of this Agreement.

(b)           Any party to this Agreement which ceases to own equity securities in the Company shall cease to be a party to, or be bound by, this Agreement; provided, that such transfer is not prohibited by this Agreement and further provided, that said party shall remain responsible for any obligation related to the period during which said party owned equity securities in the Company.

(c)           The provisions of this Agreement shall apply to any and all shares of capital stock of the Company, or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may issued in respect of, in exchange for, or in substitution for the shares of Common Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

(d)           Each Party shall do and perform or cause to be performed all such further acts and things and shall execute and deliver all such other agreements, certifications, instruments and documents as any other Party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(e)           Except as otherwise expressly provided herein, all notices which are required or contemplated by this Agreement shall be in writing.  Delivery of such notices shall be deemed to be made when the same are either personally served upon the person entitled thereto or sent by telecopy (fax) to such person (with receipt acknowledged by the person receiving such telecopy) or three (3) days after being deposited in the mails, by certified or registered mail, with postage prepaid, addressed to such person at its mailing address as shown on the records of the Company as changed by notice to parties hereto in accordance herewith.

(f)           Waiver by any Party of any breach or default by any other Party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default whether similar to or different from the breach or default waived.  No waiver shall be implied from any course of dealing or from any failure of any Party to assert its rights hereunder on any occasion or series of occasions.

(g)           All calculations and computations required or contemplated hereunder shall be performed by the Company’s independent public accountants, whose determinations absent manifest error shall be conclusive and binding on all parties.

(h)           This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters referred to herein.  This Agreement supersedes all previous agreements and understandings among the parties with respect to such matters.

(i)           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles of choice of laws or conflict of laws.  The Company and each of the Stockholders agree that the venue for any dispute arising between the parties regarding this Agreement shall be binding arbitration conducted by the American Arbitration Association (AAA) in Philadelphia, Pennsylvania in accordance with the Commercial Arbitration rules of the American Arbitration Association.  All disputes between the parties hereto shall be determined solely and exclusively by arbitration in accordance with the Commercial Rules then in effect of the American Arbitration Association, or any successors hereto, in Philadelphia, Pennsylvania, unless the parties otherwise agree in writing.  The parties shall jointly select an arbitrator.  In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select a party arbitrator within (7) days and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party through their party arbitrator fails to select an arbitrator within seven (7) days, or the parties through their party arbitrator fail to agree upon a sole arbitrator within seven (7) days of appointment, such arbitrator shall be selected by the AAA upon application of either party.  Judgment upon the award of the agreed upon arbitrator or the arbitrator selected by the AAA, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES THE RIGHT TO SUBMIT ANY DISPUTE, CLAIM OR CAUSE OF ACTION THAT IT MAY HAVE AGAINST THE OTHER PARTY UNDER THIS AGREEMENT TO A PUBLIC TRIBUNAL FOR JURY OR NON-JURY TRIAL, PROVIDED THAT JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

(j)           The parties hereto may execute this Agreement and any document from time to time executed in connection herewith in any number of counterparts, and by facsimile or electronic transmission, each of which, when executed and delivered, shall be an original; but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

[The remainder of this page is intentionally blank.  Signatures on the next page]

MXL OPERATIONS, INC.

By:	/s/ James A. Eberle

The Company

MXL INDUSTRIES, INC

By:	/s/ John C. Belknap

The A Stockholder

/s/ Matthew B. Bess
Matthew B. Bess

/s/ Sean R. Bitts
Sean R. Bitts

/s/ James A. Eberle
James A. Eberle

/s/ Lawrence R. Swonger
Lawrence R. Swonger

Finley Holdings, LLC

By:	/s/ Jerome Feldman

The Other Company Stockholders

The following schedule to the Stockholders Agreement is omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K:

Exhibit A, listing the stockholders of MXL Operations, Inc. and their ownership interests therein

The registrant agrees to furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission upon request.